Exhibit 99.1

Contacts
	Investors:	Peter Poillon +1 212 915 8084 Email: peter.poillon@willis.com

News Release	Media:	Juliet Massey +44 7984 156 739 Email: juliet.massey@willis.com

Willis Group Reports First Quarter 2015 Results

•	Underlying commissions and fees grew 5.8%; underlying expenses grew 5.6%; positive spread of 20 basis points achieved

•	Underlying net income of $230 million, or $1.26 per diluted share up 4.1%, from prior year period (rebased for current period exchange rates)

•	Organic commissions and fees grew 3.4%; organic expenses grew 1.7%; positive spread of 170 basis points achieved

•	Reported commissions and fees declined 0.9%, reported expenses grew 3.0%

•	Reported net income of $210 million, or $1.15 per diluted share, negatively impacted by foreign currency movements ($0.15 per share) and restructuring charges ($0.12 per share)

•	Continued execution of M&A strategy – expected closing of Miller by mid-year and proposal to accelerate Gras Savoye closing

NEW YORK, April 28, 2015 – Willis Group Holdings plc (NYSE: WSH), the global risk advisory, re/insurance broking, and human capital and benefits firm, today reported results for the three months ended March 31, 2015.

Dominic Casserley, Willis Group Chief Executive Officer, commented, “The first quarter was a solid start to the year that demonstrates continued progress against our strategic goals. Most importantly, in market conditions that are best described as uneven, we achieved good underlying commissions and fees growth driven by organic growth across all of our segments and solid contributions from our 2014 acquisitions. In addition, we have maintained our focus on our cost management initiatives as well as achieving savings from our Operational Improvement Program.

As a result, we managed our spread between organic commissions and fees growth and organic expense growth to positive 170 basis points. Overall, we’ve started the year with very good momentum towards our 2015 goal to achieve a positive 130 basis point spread organically.”

Casserley continued, “While we expect market conditions in certain parts of our business to remain challenging throughout 2015, we believe the combination of Willis’s market and geographic diversity, our client propositions, and the continued execution of our cost initiatives, should allow us to achieve our organic growth goals for the year. Additionally, momentum from our focused acquisition strategy will be more evident in future quarters, with the expected closing of the Miller transaction in mid-2015 and the recent announcement of our firm offer to acquire the share of Gras Savoye that Willis doesn’t currently own at the end of the year, both subject to regulatory approval. Overall, we are well positioned to build shareholder value as the year goes on.”

Select Willis Group financial measures

	Three months ended March 31,
	2015	2014
Reported measures
Reported commissions and fees growth	(0.9)%	4.2%
Reported total expenses growth	3.0%	0.1%
Reported operating margin	26.9%	29.7%
Reported diluted EPS	$1.15	$1.35
Underlying measures(1)
Underlying commissions and fees growth	5.8%	3.9%
Underlying total expenses growth	5.6%	5.5%
Underlying operating margin	29.8%	29.7%
Underlying diluted EPS	$1.26	$1.21
Organic measures(1)
Organic commissions and fees growth	3.4%	4.2%
Organic total expenses growth	1.7%	5.4%
Organic operating margin	30.7%	29.5%

(1)	Underlying measures exclude the impact of certain items and period-over-period foreign exchange movements. Organic measures exclude the impact of certain items, period-over-period foreign exchange movements, and the impact of acquisitions and disposals. We believe these measures provide a more complete and consistent comparative analysis of our results of operations. Please refer to the supplemental financial information attached to this press release for detailed definitions of our non-GAAP financial measures and accompanying reconciliations to GAAP measures. The supplemental financial information also includes the GAAP figures and accompanying reconciliations for commissions and fees growth by segment.

First Quarter 2015 Financial Results

Willis Group reported net income of $210 million, or $1.15 per diluted share, in the first quarter of 2015 compared to net income of $246 million, or $1.35 per diluted share, in the prior year quarter. Items which affected the year-on-year movement in net income included restructuring costs related to the Operational Improvement Program of $0.12 per diluted share, gain on disposal of operations of $0.01, and unfavorable foreign currency movements totaling $0.15 per diluted share.

Underlying diluted earnings per share were $1.26 in the first quarter of 2015, up 4.1% compared to $1.21 in the first quarter 2014 (underlying diluted EPS of $1.36 that was originally announced for the first quarter of 2014 was rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods).

Revenues

First quarter 2015 total reported commissions and fees of $1,081 million were down 0.9% from $1,090 million in the first quarter of 2014, impacted by $69 million from unfavorable foreign currency movements. Total commissions and fees were also impacted by a $25 million period-over-period net increase from acquisitions and disposals completed in the past twelve months.

Underlying commissions and fees, which exclude the impact of foreign currency movements, grew 5.8%.

Organic commissions and fees, which exclude both the impact of foreign currency movements and the net impact of acquisitions and disposals, grew 3.4%, led by solid growth in Willis North America and Willis International.

Expenses

Total Expenses

On a reported basis, total expenses increased $23 million, or 3.0%, to $794 million in the first quarter of 2015, from $771 million in the first quarter of 2014. Total reported expense growth included $31 million of restructuring costs related to the Operational Improvement Program, and a $29 million period-over-period net increase from acquisitions and disposals. Expenses were favorably impacted by $48 million from foreign currency movements.

Underlying total expenses, which exclude restructuring costs and the impact of foreign currency movements, grew 5.6%. Included in this growth is the $29 million period-over-period net increase in total expenses from acquisitions and disposals which accounted for 390 basis points of the growth.

Organic total expense growth, which excludes restructuring costs, the impact of foreign currency movements, and the net impact of acquisitions and disposals, was 1.7%, driven primarily by increased salaries and benefits and costs associated with the proposed acquisition of Gras Savoye.

Salaries and Benefits

Reported salaries and benefits were $567 million in the first quarter of 2015, a decrease of 0.5% from $570 million in the prior year quarter. Salaries and benefits in the period include a $17 million period-over-period net increase from acquisitions and disposals but were favorably impacted by $37 million from foreign currency movements.

Underlying salaries and benefits grew 6.4%. Included in this growth is the $17 million period-over-period net increase from acquisitions and disposals which accounted for 310 basis points of the growth.

Organic salaries and benefits grew 3.3%. Salaries and benefits were impacted in the quarter by mandatory pay rises in Latin America and increased incentives. Headcount excluding the impact of acquisitions and disposals increased 0.9% compared to the first quarter of 2014.

Other operating expenses

Reported other operating expenses were $160 million in the first quarter of 2015, a decrease of 3.2% from $165 million in the prior year quarter. Other operating expenses in the period include an $8 million net period-over-period increase from acquisitions and disposals but were favorably impacted by $10 million from foreign currency movements.

Underlying other operating expenses grew 2.9%. Included in this growth is the $8 million period-over-period net increase from acquisitions and disposals.

Organic other operating expenses decreased 2.4% primarily as a result of progress on cost management initiatives, partially offset by costs associated with the due diligence process and other costs associated with the proposed acquisition of Gras Savoye.

Operating margin

Willis’s reported operating margin was 26.9% in the first quarter of 2015, a decrease of 280 basis points compared to the first quarter of 2014 as a result of increased restructuring charges related to the Operational Improvement Program.

Underlying operating margin, which excludes the restructuring costs and the net impact from foreign currency movements, was 29.8% in the first quarter of 2015, an increase of 10 basis points compared to the first quarter 2014.

Organic operating margin, which further excludes the net impact of revenues and expenses from acquisitions and disposals, was 30.7% in the first quarter 2015, an increase of 120 basis points from 29.5% in the prior year quarter. The increase reflects good organic revenue growth combined with solid execution of the Company’s cost management initiatives.

Taxes

The reported tax rate for the first quarter of 2015 was approximately 22.0%. After excluding the impact of certain items as described in note 6, the tax rate for the quarter was approximately 22.4%.

Segment Revenue Results

Willis GB

Organic commissions and fees in Willis GB, which comprises Willis’s Great Britain-based Specialty and Retail businesses, grew 1.1% in the first quarter of 2015 compared with the first quarter of 2014. The segment’s underlying commissions and fees also grew 1.1%.

The quarter’s performance reflects varied performance across the segment’s businesses. The segment had strong growth in Financial Lines and mid-single digit growth in Property and Casualty. However that growth was partially offset by a decline in Retail Networks spurred by weak Insolvency and Commercial network business.

Willis Capital, Wholesale and Reinsurance

Organic commissions and fees in Willis CW&R, which comprises Willis Re, Willis Capital Markets & Advisory, Willis’s wholesale operations and Willis Portfolio and Underwriting Services, grew 1.3% in the first quarter of 2015 compared with the first quarter of 2014. The segment’s underlying commissions and fees grew 1.7%, positively impacted by the acquisition of SurePoint Re in 2014.

During the quarter, Willis Re grew mid-single digits driven by double digit growth from strong new business and favorable timing in Willis Re North America. Willis Re International and Specialties both declined during the quarter impacted by lower rates and declining demand. Willis Capital Markets & Advisory and Willis Portfolio and Underwriting Services were approximately flat to prior year.

Willis North America

Organic commissions and fees in Willis North America grew 4.7% in the first quarter of 2015 compared with the first quarter of 2014. The segment’s underlying commissions and fees grew 0.7%, negatively impacted by the sales of certain non-core offices over the past 12 months.

The increase in organic commissions and fees growth was driven by strong growth from the M&A, FINEX and Real Estate/Hospitality practices and mid-single digit growth in the Human Capital practice. The Construction practice was up low single digits in the quarter due to project-driven revenue despite a decline in Surety revenue compared to the prior year period.

Willis International

Organic commissions and fees in Willis International grew 5.3% in the first quarter 2015 compared with the same period in 2014. The segment’s underlying commissions and fees grew 21.1%, positively impacted by the acquisitions of Max Matthiessen, Charles Monat and the IFG pension and financial advisory businesses over the past 12 months.

The performance in Willis International was primarily driven by strong growth in Latin America where Brazil and Colombia showed double digit growth; high single digit growth in Asia driven by good growth in Global Wealth Solutions and Marine specialty business; and mid-single digit growth in Eastern Europe. Western Europe grew low single digits with strong results in Spain, Portugal and Norway.

Operational Improvement Program

Willis generated savings from the Operational Improvement Program of approximately $10 million in the first quarter of 2015.

Restructuring costs from the program were $31 million in the first quarter of 2015. Details of the costs by segment and type of expense are included in note 7 of the supplemental financial information attached to the release.

The Company will provide an update on the progress of the Program and associated spend and savings estimates when it reports its second quarter 2015 results.

Balance Sheet Highlights

As of March 31, 2015, cash and cash equivalents were $503 million, total debt was $2,305 million and total equity was $2,321 million. As of December 31, 2014, cash and cash equivalents were $635 million, total debt was $2,309 million and total equity was $2,007 million.

Strategic M&A

Willis’s measured acquisition strategy, which is focused on high quality, specialized firms with leading market positions, is contributing to the Company’s overall growth rate. Revenues from acquisitions closed over the past twelve months, excluding any impact from divestitures, have increased group revenues by $39 million relative to the prior year quarter. Additionally, those businesses improved group EBITDA in the current quarter by approximately $9 million compared to the prior year period.

In line with this strategy, as previously announced, Willis has made a firm offer to pay approximately €510 million to acquire the remaining 70% of Gras Savoye that it does not currently own. Additionally, Willis would pay an estimated €40 million to repay third party debt. For the year ended December 31, 2014, under U.S. GAAP, Gras Savoye’s net revenue was approximately €370 million, and EBITDA was approximately €65 million. The transaction is expected to close on or around December 31, 2015, subject to customary regulatory consents and approvals, and acceptance of the firm offer by Gras Savoye’s shareholders, which can only occur after consultation with Gras Savoye’s workers’ councils.

Uniting both companies will enhance Willis as a truly multinational risk advisory, re/insurance broking and human capital and benefits firm with a presence in 131 countries, of which 84 are wholly-owned operations. Gras Savoye will bring a significant footprint in France; greater expertise and reach to serve multinationals based in France and worldwide; and stronger access to high-growth economies in Central and Eastern Europe, the Middle East, and Africa.

In addition to this firm offer, Willis has issued notice preserving its right under an existing shareholder agreement to acquire the remaining shares in Gras Savoye in June 2016, should the offer not be accepted. In that case, the purchase price would be determined by a formula under that agreement and the expected closing of the transaction would be mid-2016.

With the expected closing of the Miller transaction by the middle of this year and the proposed close of Gras Savoye for the start of 2016, both subject to regulatory approval, the Company expects that this strategy will continue to provide measurable growth for the foreseeable future.

Dividends

At its April 2015 Board meeting, the Board of Directors approved a regular quarterly cash dividend of $0.31 per share (an annual rate of $1.24 per share). The dividend is payable on July 15, 2015 to shareholders of record at June 30, 2015.

Share Buyback

In February, Willis announced that it intends to buy back approximately $175 million in shares in 2015 to offset the increase in shares outstanding resulting from the exercise of employee stock options. Since the announcement and through the end of the first quarter of 2015, the Company bought back approximately 300,000 shares for approximately $15 million.

Conference Call, Webcast and Slide Presentation

A conference call to discuss the first quarter 2015 results will be held on Wednesday, April 29, 2015, at 8:00 AM Eastern Time. To participate in the live call, please dial (866) 803-2143 (U.S.) or +1 (210) 795-1098 (international) with a pass code of “Willis”. A live (listen-only) audio web cast may be accessed through the investor relations section of the Company website at www.willis.com.

A replay of the call will be available through May 29, 2015 at 5:00 PM Eastern Time, by calling (866) 430-4730 (U.S.) or + 1 (203) 369-0930 (international). A replay of the webcast will be available through the website.

About Willis

Willis Group Holdings plc is a leading global risk advisory, re/insurance broking, and human capital and benefits firm. With roots dating to 1828, Willis operates today on every continent with more than 18,000 employees in over 400 offices. Willis offers its clients superior expertise, teamwork, innovation and market-leading products and professional services in risk management and transfer. Our experts rank among the world’s leading authorities on analytics, modelling and mitigation strategies at the intersection of global commerce and extreme events. Find more information at our Website, www.willis.com, our leadership journal, Resilience, or our up-to-the-minute blog on breaking news, WillisWire. Across geographies, industries and specialisms, Willis provides its local and multinational clients with resilience for a risky world.

Forward-looking statements

We have included in this document ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, business strategies and planned acquisitions, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘intend’, ‘plan’, ‘probably’, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following:

•	the impact of any regional, national or global political, economic, business, competitive, market, environmental or regulatory conditions on our global business operations;

•	the impact of current global economic conditions on our results of operations and financial condition, including as a result of those associated with the Eurozone, any insolvencies of or other difficulties experienced by our clients, insurance companies or financial institutions;

•	our ability to implement and fully realize anticipated benefits of our growth strategy and revenue generating initiatives;

•	our ability to implement and realize anticipated benefits of any cost-savings or operational improvement initiative, including our ability to achieve expected savings and other benefits from the multi-year Operational Improvement Program as a result of unexpected costs or delays and demand on managerial, operational and administrative resources and/or macroeconomic factors affecting the program as well as the impact of the program on business processes and competitive dynamics;

•	the rejection of our Gras Savoye offer or failure to obtain regulatory approval;

•	our ability to consummate acquisitions, including Miller Insurance Services and Gras Savoye, or achieve the expected benefits;

•	our ability to effectively integrate any acquisition into our business;

•	volatility or declines in insurance markets and premiums on which our commissions are based, but which we do not control;

•	our ability to compete in our industry;

•	material changes in commercial property and casualty markets generally or the availability of insurance products or changes in premiums resulting from a catastrophic event, such as a hurricane;

•	our ability to retain key employees and clients and attract new business including at a time when the Company is pursuing various strategic initiatives;

•	our ability to develop new products and services;

•	the practical challenges and costs of complying with a wide variety of foreign laws and regulations and any related changes, given the global scope of our operations and those of any acquired business and the associated risks of non-compliance and regulatory enforcement action;

•	our ability to develop and implement technology solutions and invest in innovative product offerings in an efficient and effective manner;

•	fluctuations in our earnings as a result of potential changes to our valuation allowance(s) on our deferred tax assets;

•	changes in the tax or accounting treatment of our operations and fluctuations in our tax rate;

•	our ability to achieve anticipated benefits of any acquisition or other transactions in which we may engage, including any revenue growth or operational efficiencies;

•	our inability to exercise full management control over our associates;

•	our ability to continue to manage our significant indebtedness;

•	the timing or ability to carry out share repurchases and redemptions;

•	the timing or ability to carry out refinancing or take other steps to manage our capital and the limitations in our long-term debt agreements that may restrict our ability to take these actions;

•	any material fluctuations in exchange and interest rates that could adversely affect expenses and revenue;

•	a significant decline in the value of investments that fund our pension plans or changes in our pension plan liabilities or funding obligations;

•	rating agency actions, including a downgrade to our credit rating, that could inhibit our ability to borrow funds or the pricing thereof and in certain circumstances cause us to offer to buy back some of our debt;

•	our ability to receive dividends or other distributions in needed amounts from our subsidiaries;

•	our involvement in and the results of any regulatory investigations, legal proceedings and other contingencies;

•	our exposure to potential liabilities arising from errors and omissions and other potential claims against us;

•	underwriting, advisory or reputational risks associated with our business;

•	the interruption or loss of our information processing systems, data security breaches or failure to maintain secure information systems; and

•	impairment of the goodwill in one of our reporting units, in which case we may be required to record significant charges to earnings.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information see the section entitled ‘‘Risk Factors’’ included in Willis’ Form 10-K for the year ended December 31, 2014 and our subsequent filings with the Securities and Exchange Commission. Copies are available online at http://www.sec.gov or www.willis.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Non-GAAP supplemental financial information

This press release contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our GAAP information is in the earnings release or the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed consolidated financial statements.

WILLIS GROUP HOLDINGS plc

CONDENSED CONSOLIDATED INCOME STATEMENTS

(in millions, except per share data)

(unaudited)

	Three months ended March 31,
	2015	2014
Revenues
Commissions and fees	$1,081	$1,090
Investment income	3	4
Other income	3	3

Total revenues	1,087	1,097

Expenses
Salaries and benefits (including share-based compensation of $18 million, $14 million)	567	570
Other operating expenses	160	165
Depreciation expense	22	23
Amortization of intangible assets	14	13
Restructuring costs	31	—

Total expenses	794	771

Operating income	293	326
Other expense (income), net	6	—
Interest expense	33	32

Income before income taxes and interest in earnings of associates	254	294
Income taxes	56	63

Income before interest in earnings of associates	198	231
Interest in earnings of associates, net of tax	16	19

Net income	214	250
Less: Net income attributable to noncontrolling interests	(4)	(4)

Net income attributable to Willis Group Holdings	$210	$246

WILLIS GROUP HOLDINGS plc

CONDENSED CONSOLIDATED INCOME STATEMENTS

(in millions, except per share data)

(unaudited)

	Three months ended March 31,
	2015	2014
Earnings per Share – Basic and Diluted
Net income attributable to Willis Group Holdings shareholders:
- Basic	$1.17	$1.37
- Diluted	1.15	1.35

Average Number of Shares Outstanding
- Basic	179	179
- Diluted	182	182
Shares Outstanding at March 31 (thousands)	179,587	179,249

WILLIS GROUP HOLDINGS plc

CONDENSED BALANCE SHEETS

(in millions) (unaudited)

	March 31, 2015	December 31, 2014
Current assets
Cash & cash equivalents	$503	$635
Accounts receivable, net	1,150	1,044
Fiduciary assets	9,444	8,948
Deferred tax assets	13	12
Other current assets	218	214

Total current assets	11,328	10,853

Non-current assets
Fixed assets, net	462	483
Goodwill	2,889	2,937
Other intangible assets, net	418	450
Investments in associates	167	169
Deferred tax assets	6	9
Pension benefits asset	606	314
Other non-current assets	229	220

Total non-current assets	4,777	4,582

Total assets	$16,105	$15,435

Liabilities and equity
Current liabilities
Fiduciary liabilities	$9,444	$8,948
Deferred revenue and accrued expenses	408	619
Income taxes payable	49	33
Current portion of long-term debt	168	167
Deferred tax liabilities	18	21
Other current liabilities	461	444

Total current liabilities	10,548	10,232

Non-current liabilities
Long-term debt	2,137	2,142
Liability for pension benefits	277	284
Deferred tax liabilities	185	128
Provision for liabilities	188	194
Other non-current liabilities	398	389

Total non-current liabilities	3,185	3,137

Total liabilities	13,733	13,369

Redeemable noncontrolling interest	51	59
Total Willis Group Holdings stockholders’ equity	2,298	1,985
Noncontrolling interests	23	22

Total equity	2,321	2,007

Total liabilities and equity	$16,105	$15,435

WILLIS GROUP HOLDINGS plc

CONDENSED CASH FLOW STATEMENTS

(in millions) (unaudited)

	Three months ended March 31,
	2015	2014
Cash flows from operating activities
Net income	$214	$250
Adjustments to reconcile net income to total net cash provided by operating activities	72	42
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries	(350)	(287)

Net cash (used in) provided by operating activities	$(64)	$5

Net cash used in investing activities	$(8)	$(21)

Net cash used in financing activities	$(39)	$(49)

Decrease in cash and cash equivalents	$(111)	$(65)
Effect of exchange rate changes on cash and cash equivalents	(21)	3
Cash and cash equivalents, beginning of period	635	796

Cash and cash equivalents, end of period	$503	$734

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

1.	Definitions of non-GAAP financial measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes: (i) the impact of foreign currency movements; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; and (iii) the net commission and fee revenues related to operations disposed of in each period presented, from reported commissions and fees growth.

We believe organic growth in commissions and fees provides a measure that the investment community may find helpful in assessing the performance of operations that were part of our business in both the current and prior periods, and provides a measure against which our businesses may be assessed in the future.

Underlying commissions and fees, underlying revenues, underlying total expenses, underlying salaries and benefits, underlying other operating expenses, underlying operating income, underlying operating margin, underlying EBITDA, underlying net income and underlying earnings per diluted share (“Underlying measures”).

Underlying measures are calculated by excluding the impact of certain items, including foreign currency movements, from the most directly comparable GAAP measures. We believe that excluding such items provides a more complete and consistent comparative analysis of our results of operations.

Organic revenues, organic total expenses, organic salaries and benefits, organic other operating expenses, organic operating income, organic operating margin and organic EBITDA (“Organic measures”).

Organic measures are calculated by excluding the twelve month impact from acquisitions and disposals (together with the impact of certain items, including foreign currency movements noted above), from the most directly comparable GAAP measures. We believe that excluding these items provides a more complete and consistent comparative analysis of our results of operations.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

2.	Underlying and organic commissions and fees

The following table reconciles reported commissions and fees growth to underlying and organic commissions and fees growth, as defined in note 1 of the supplemental financial information, for the three months ended March 31, 2015.

	Three months ended March 31,
	2015	2014	% Change(1)	Foreign currency movements	Underlying commissions and fees growth	Acquisitions and disposals	Organic commissions and fees growth
Willis GB	$142	$150	(4.6)%	(5.7)%	1.1%	—%	1.1%
Willis Capital, Wholesale and Reinsurance	296	303	(2.5)%	(4.3)%	1.7%	0.4%	1.3%
Willis North America	356	354	0.5%	(0.2)%	0.7%	(4.1)%	4.7%
Willis International	287	283	1.1%	(20.1)%	21.1%	15.8%	5.3%

Total	$1,081	$1,090	(0.9)%	(6.7)%	5.8%	2.4%	3.4%

(1)	Percentages may differ due to rounding.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

3.	Underlying and Organic total expenses, salaries and benefits and other operating expenses

The following tables reconcile total expenses, salaries and benefits and other operating expenses, respectively the most directly comparable GAAP measures to underlying and organic total expenses, underlying and organic salaries and benefits, and underlying and organic other operating expenses, for the three months ended March 31, 2015 and 2014:

	Three months ended March 31,
			%
	2015	2014	Change(2)
Reported Total expenses	$794	$771	3.0
Excluding:
Restructuring costs	(31)	—
Foreign currency movements (1)	—	(48)

Underlying Total expenses	$763	$723	5.6

Net expenses from acquisitions and disposals	(37)	(8)

Organic Total expenses	$726	$715	1.7

	Three months ended March 31,
			%
	2015	2014	Change(2)
Reported Salaries and benefits	$567	$570	(0.5)
Excluding:
Foreign currency movements (1)	—	(37)

Underlying Salaries and benefits	$567	$533	6.4

Net expenses from acquisitions and disposals	(23)	(6)

Organic Salaries and benefits	$544	$527	3.3

(1)	For prior periods, underlying measures have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods.
(2)	Percentages may differ due to rounding.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

3.	Underlying and Organic total expenses, salaries and benefits and other operating expenses (continued)

	Three months ended March 31,
			%
	2015	2014	Change(2)
Reported Other operating expenses	$160	$165	(3.2)
Excluding:
Foreign currency movements (1)	—	(10)

Underlying Other operating expenses	$160	$155	2.9

Net expenses from acquisitions and disposals	(9)	(1)

Organic Other operating expenses	$151	$154	(2.4)

(1)	For prior periods, underlying measures have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods.
(2)	Percentages may differ due to rounding.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

4.	Underlying and organic revenue, operating income, and operating margin

The following table reconciles total revenues and operating income, respectively the most directly comparable GAAP measures, to underlying and organic revenue, and underlying and organic operating income, for the three months ended March 31, 2015 and 2014:

	Three months ended March 31,
			%
	2015	2014	Change(2)
Total revenues	$1,087	$1,097	(0.9)
Excluding:
Foreign currency movements	—	(69)

Underlying revenue	$1,087	$1,028	5.7

Net revenue from acquisitions and disposals	(39)	(14)

Organic revenue	$1,048	$1,014	3.3

Operating income	$293	$326	(10.3)
Excluding:
Restructuring costs	31	—
Foreign currency movements (1)	—	(21)

Underlying operating income	$324	$305	5.9

Net operating income from acquisitions and disposals	(2)	(6)

Organic operating income	$322	$299	7.4

Operating margin, or operating income as a percentage of total revenues	26.9%	29.7%

Underlying operating margin, or underlying operating income as a percentage of total underlying revenues	29.8%	29.7%

Organic operating margin, or organic operating income as a percentage of total organic revenues	30.7%	29.5%

(1)	For prior periods, underlying measures have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods.
(2)	Percentages may differ due to rounding.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

5.	Underlying and organic EBITDA

The following table reconciles net income, the most directly comparable GAAP measure to EBITDA, underlying EBITDA and organic EBITDA, for the three months ended March 31, 2015 and 2014:

	Three months ended March 31,
			%
	2015	2014	Change(2)
Net income attributable to Willis Group Holdings	$210	$246	(14.7)
Excluding:
Net income attributable to non-controlling interests	4	4
Interest in earnings of associates, net of tax	(16)	(19)
Income taxes	56	63
Interest expense	33	32
Other expense (income), net	6	—
Depreciation	22	23
Amortization	14	13

EBITDA	$329	$362	(9.2)
Excluding:
Restructuring costs	31	—
Foreign currency movements(1)	—	(22)

Underlying EBITDA	$360	$340	5.8

Net EBITDA from acquisitions and disposals	(7)	(7)

Organic EBITDA	$353	$333	6.0

(1)	For prior periods, underlying measures have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods.
(2)	Percentages may differ due to rounding.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

6.	Underlying net income and earnings per diluted share

The following tables reconcile net income attributable to Willis Group Holdings and earnings per diluted share, the most directly comparable GAAP measures, to underlying net income and underlying net income per diluted share, for the three months ended March 31, 2015 and 2014:

	Three months ended March 31,			Per diluted share Three months ended March 31,
	2015	2014	% Change(2)	2015	2014	% Change
Net income attributable to Willis Group Holdings plc	$210	$246	(14.7)	$1.15	$1.35	(14.8)
Excluding:
Restructuring costs, net of tax ($9, $nil)	22	—		0.12	—
Net (gain) loss on disposal of operations, net of tax ($2, $1)	(2)	2		(0.01)	0.01
Foreign currency movements(1)	—	(28)		—	(0.15)

Underlying net income	$230	$220	4.5	$1.26	$1.21	4.1

Average diluted shares outstanding	182	182

(1)	For prior periods, underlying measures have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods.
(2)	Percentages may differ due to rounding.

7.	Operational Improvement Program restructuring costs

By segment:

	Twelve months ended December 31, 2014	Three months ended March 31, 2015	Total Cumulative Restructuring Costs
Willis GB	$10	$4	$14
Willis Capital, Wholesale and Reinsurance	1	6	7
Willis North America	3	7	10
Willis International	5	3	8
Corporate & other	17	11	28

Total restructuring costs	$36	$31	$67

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

7.	Operational Improvement Program restructuring costs (continued)

By type of restructuring cost:

	Twelve months ended December 31, 2014	Three months ended March 31, 2015	Total Cumulative Restructuring Costs
Termination benefits	$16	$10	$26
Professional services & other	20	21	41

Total restructuring costs	$36	$31	$67

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

8.	Condensed consolidated income statements by quarter

	2014					2015
	Q1	Q2	Q3	Q4	FY	Q1
Revenues
Commissions and fees	$1,090	$930	$808	$939	$3,767	$1,081
Investment income	4	4	4	4	16	3
Other income	3	1	—	15	19	3

Total revenues	1,097	935	812	958	3,802	1,087

Expenses
Salaries and benefits	570	575	569	600	2,314	567
Other operating expenses	165	173	156	165	659	160
Depreciation expense	23	24	23	22	92	22
Amortization of intangible assets	13	12	13	16	54	14
Restructuring costs	—	3	17	16	36	31

Total expenses	771	787	778	819	3,155	794

Operating income	326	148	34	139	647	293
Other expense (income), net	—	3	9	(18)	(6)	6
Interest expense	32	35	34	34	135	33

Income (loss) before income taxes and interest in earnings (losses) of associates	294	110	(9)	123	518	254
Income taxes	63	59	2	35	159	56

Income (loss) before interest in earnings(losses) of associates	231	51	(11)	88	359	198
Interest in earnings (losses) of associates, net of tax	19	(3)	3	(5)	14	16

Net income (loss)	250	48	(8)	83	373	214
Net (loss) income attributable to non-controlling interests	(4)	(1)	1	(7)	(11)	(4)

Net income (loss) attributable to Willis Group Holdings	$246	$47	$(7)	$76	$362	$210

Diluted earnings per share
Net income (loss) attributable to Willis Group Holdings shareholders	$1.35	$0.26	$(0.04)	$0.42	$2.00	$1.15

Average number of shares outstanding
- Diluted	182	182	178	180	181	182

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

9.	Segment information by quarter

	2014					2015
	Q1	Q2	Q3	Q4	FY	Q1
Commissions and fees
Willis GB	$150	$187	$148	$177	$662	$142
Willis Capital, Wholesale and Reinsurance	303	192	144	110	749	296
Willis North America	354	323	321	320	1,318	356
Willis International	283	228	195	332	1,038	287

Total commissions and fees	$1,090	$930	$808	$939	$3,767	$1,081

Total revenues
Willis GB	$153	$190	$149	$177	$669	$143
Willis Capital, Wholesale and Reinsurance	304	193	145	124	766	297
Willis North America	355	323	322	323	1,323	359
Willis International	285	229	196	334	1,044	288

Total revenues	$1,097	$935	$812	$958	$3,802	$1,087

Operating income
Willis GB	$22	$57	$21	$48	$148	$21
Willis Capital, Wholesale and Reinsurance	168	63	9	(16)	224	153
Willis North America	83	47	45	57	232	78
Willis International	84	23	(10)	98	195	70
Corporate and other(a)	(31)	(42)	(31)	(48)	(152)	(29)

Total operating income	$326	$148	$34	$139	$647	$293

Organic commissions and fees growth
Willis GB	(6.3)%	6.9%	(5.1)%	(2.2)%	(1.5)%	1.1%
Willis Capital, Wholesale and Reinsurance	6.3%	2.1%	3.6%	2.8%	4.3%	1.3%
Willis North America	5.4%	3.5%	4.2%	(1.8)%	2.7%	4.7%
Willis International	7.2%	6.1%	5.6%	15.0%	8.8%	5.3%

Total organic commissions and fees growth	4.2%	4.5%	2.5%	3.6%	3.8%	3.4%

Operating margin
Willis GB	14.4%	30.0%	14.1%	27.1%	22.1%	14.9%
Willis Capital, Wholesale and Reinsurance	55.3%	32.6%	6.2%	(12.9)%	29.2%	51.7%
Willis North America	23.4%	14.6%	14.0%	17.6%	17.5%	21.6%
Willis International	29.5%	10.0%	(5.1)%	29.3%	18.7%	24.4%
Total operating margin	29.7%	15.8%	4.2%	14.5%	17.0%	26.9%

(a)	Corporate and other includes certain leadership, project and other costs relating to group functions and the non-servicing or financing elements of the defined benefit pension scheme cost (income).